Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-98667

POPE & TALBOT, INC.

Offer for all Outstanding
8 3/8% Senior Notes due 2013
in Exchange for
8 3/8% Senior Notes due 2013
which have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m., New York City time, on October 2, 2002, unless extended.

We are offering to exchange all of our outstanding $60,000,000 8 3/8% Senior Notes due 2013, which we refer to as the original notes, for $60,000,000 in registered 8 3/8% Senior Notes due 2013, which we refer to as the exchange notes. The original notes and the exchange notes are collectively referred to as the notes. The original notes were issued on July 30, 2002. The exchange notes represent the same indebtedness as the original notes. The terms of the exchange notes are substantially identical to the terms of the original notes except that the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore are freely transferable, subject to certain conditions.

You should consider the following:

•	Participating in the exchange offer involves risks. See “ Risk Factors” beginning on page 10 of this prospectus.

•	Our offer to exchange the original notes for exchange notes will expire at 5:00 p.m., New York City time, on October 2, 2002, unless we extend the time of expiration.

•	You may withdraw your tender of original notes at any time before the expiration of this exchange offer.

•	All original notes that are validly tendered in the exchange offer and not validly withdrawn will be exchanged.

•	The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We will not receive any proceeds from the exchange offer.

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. The exchange notes will not be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2002.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this exchange offer that is not contained in this prospectus, and, if any person gives you any other information or makes other representations, you should not rely upon that information or representation as having been authorized by us. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should be aware that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the expiration date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” on page 37.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all the information you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including in particular “Risk Factors.” Unless the context otherwise requires, all references in this prospectus to “Pope & Talbot, Inc.,” “us,” “our” or “we” are to Pope & Talbot, Inc., its predecessors, successors and subsidiaries.

General

On July 30, 2002, we issued an aggregate principal amount of $60,000,000 of 8 3/8% Senior Notes due 2013 in an offering exempt from registration under the Securities Act. We refer to the notes issued in July 2002 as the “original notes.” The term “exchange notes” refers to the 8 3/8% Senior Notes due 2013 newly offered under this prospectus. The original notes and the exchange notes are collectively referred to as the “notes.”

In connection with the private offering of the original notes, we entered into a registration rights agreement. Under the registration rights agreement, we are obligated, among other things, to deliver to you this prospectus and complete the exchange offer. This exchange offer allows you to exchange your original notes for newly registered exchange notes with substantially similar terms. If the exchange offer is not completed as contemplated in the registration rights agreement, we will be required to pay liquidated damages pursuant to the terms of the registration rights agreement. You should read the registration rights agreement in its entirety for more information. Refer to the section in this prospectus entitled “Where You Can Find More Information” for information on how to obtain a copy of the registration rights agreement.

The Company

We are a pulp and wood products company, founded in 1849, with headquarters in Portland, Oregon. Our primary operations are located in Oregon, South Dakota and British Columbia, Canada. Our common stock trades on the New York and Pacific stock exchanges under the symbol POP.

Our pulp business manufactures and sells northern bleached softwood kraft (“NBSK”) chip and sawdust pulp for use in the manufacture of newsprint, tissue and high-grade coated and uncoated paper. We believe NBSK sawdust pulp typically results in improved margins relative to traditional NBSK chip pulp due to the lower priced fiber source. In our wood products business, we manufacture and sell standardized and specialty lumber and residual wood chips.

Our pulp business operates three pulp mills, located in Halsey, Oregon and Nanaimo and Mackenzie, British Columbia, with approximately 830,000 metric tons of total annual capacity. Our wood products business operates three sawmills in British Columbia and one sawmill in the Black Hills region of South Dakota, with total estimated annual capacity of 608 million board feet. Our pulp is sold globally, while our lumber is sold primarily in the United States and Canada.

Our principal executive offices are located at 1500 S.W. First Avenue, Portland, Oregon 97201. Our main telephone number is (503) 228-9161.

Questions about the exchange offer and requests for assistance, additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery, should be directed to our above-listed address and telephone number, Attn: Maria M. Pope, Vice President, Chief Financial Officer and Secretary.

Summary of the Exchange Offer

The following summaries are provided solely for your convenience. These summaries are not intended to be complete. You should read the full text and more specific details contained in “The Exchange Offer” section of this prospectus. For a more detailed description of the exchange notes, see “Description of the Exchange Notes.”

On July 30, 2002, we completed the private offering of the original notes. In this exchange offer, we are offering to exchange, for the original notes, exchange notes that are identical to the original notes, except that the exchange notes have been registered under the Securities Act.

Any original notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may transfer or resell them only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the original notes under the exchange offer only following the satisfaction of the procedures and conditions described in “The Exchange Offer.”

Because we anticipate that most holders of the original notes will elect to exchange their original notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the original notes.

Registration Rights Agreement
We sold the original notes on July 30, 2002 to the initial purchaser—BMO Nesbitt Burns Corp (“BMO”). BMO then resold the original notes to a limited number of “qualified institutional buyers” pursuant to Rule 144A under the Securities Act. In connection with the sale of the original notes, we entered into a registration rights agreement that provides for the exchange offer.

In the registration rights agreement we agreed to file a registration statement for the exchange offer within 45 days of the issue date for the original notes and to use our reasonable best efforts to cause the registration statement to become effective as soon as practicable, but no later than 120 days after the issue date for the original notes, and complete the exchange offer within 45 days of the date the registration statement is declared effective.

The registration statement containing this prospectus was filed within the time period required by the registration rights agreement. We will pay liquidated damages on the original notes if the Securities and Exchange Commission (the “SEC” or “Commission”) does not declare the registration statement effective on time, or we do not complete the exchange offer on or prior to 45 days of the date the registration statement is declared effective.

The exchange offer satisfies your rights under the registration rights agreement. After the exchange offer is over, you will not be entitled to any exchange or, with limited exceptions, registration rights with respect to your original notes.

The Exchange Offer
We are offering to exchange up to $60,000,000 aggregate principal amount of our 8 3/8% Senior Notes due 2013 for up to $60,000,000 aggregate principal amount of our 8 3/8% Senior Notes due 2013 registered under the Securities Act.

Purpose and Effect	The purpose of the exchange offer is to give you the opportunity to exchange your original notes for exchange notes that have been registered under the Securities Act.

Resale
We believe that the exchange notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act if:

• you are acquiring the exchange notes in the ordinary course of your business; and

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for original notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of original notes who:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business; or

• exchanges original notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Record Date	There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on October 2, 2002, unless we decide to extend the expiration date. We do not currently intend to extend the expiration of the exchange offer.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration date of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Original Notes	If you wish to tender your original notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•  an original or a facsimile of a properly completed and duly executed letter of transmittal, which accompanies this prospectus, together with your original notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•  if the original notes you own are held of record by The Depository Trust Company (“DTC”) in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC (“ATOP”) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your original notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

• if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your original notes into the account of the exchange agent at DTC; or

• if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests, or if you hold original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the person in whose name your book-entry interests or original notes are registered promptly if you wish to tender original notes. Please refer to the section in this prospectus entitled, “The Exchange Offer—Procedures for Tendering Original Notes.”

Guaranteed Delivery Procedures
If you wish to tender your original notes and you cannot complete the procedure for book-entry transfer on time, you may tender your original notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering Original Notes.”

Effect on Holders of Original Notes
If you are a holder of original notes and you do not tender your original notes in the exchange offer, you will continue to hold your original notes and will be entitled to all the rights and subject to all the limitations applicable to the original notes.

The trading market for original notes could be adversely affected if some but not all of the original notes are tendered and accepted in the exchange offer.

Consequences of Failure to Exchange Your Original Notes
All untendered original notes will remain subject to the restrictions on transfer provided for in the original notes and in the indenture. Generally, the original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the Securities Act.

Because we anticipate that most holders of the original notes will elect to exchange their original notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited.

Use of Proceeds; Expenses	We will not receive any cash proceeds from the exchange offer. We will pay all of our expenses related to the exchange offer.

Federal Tax Consequences
The exchange of the original notes for exchange notes will not be a taxable event to you for U.S. federal income tax purposes. Please refer to the section in this prospectus entitled “Certain U.S. Federal Tax Considerations.”

Exchange Agent
J.P. Morgan Trust Company, National Association, is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Exchange Agent.” You should deliver all executed letters of transmittal and any other required documents to the exchange agent at the address listed in the section in this prospectus entitled “The Exchange Offer—Exchange Agent.”

You should direct questions about the exchange offer and requests for assistance, additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery, to us at the address and telephone number listed under “Prospectus Summary—The Company.”

Summary of the Exchange Notes

Issuer	Pope & Talbot, Inc.

Notes Offered	$60,000,000 aggregate principal of 8 3/8% Senior Notes due 2013.

Maturity	June 1, 2013.

Interest	8 3/8% per year on the principal amount, payable semiannually on June 1 and December 1, beginning on December 1, 2002.

Ranking
The exchange notes will be unsecured, equal in right of payment to future senior indebtedness and senior in right of payment to subordinated indebtedness. In addition, the exchange notes will rank equally with the $75 million principal amount of our existing 8 3/8% Debentures due 2013.

Redemption	The exchange notes may not be redeemed before maturity.

Sinking Fund	There is no sinking fund.

Original Issue Discount
The original notes were issued with original issue discount for U.S. federal income tax purposes, and the exchange notes will be deemed issued with the same original issue discount. Thus, in addition to the stated interest on the exchange notes, holders will be required to include the amounts representing the original issue discount in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of the cash payments to which such income is attributable. See “Certain U.S. Federal Tax Considerations.”

SELECTED CONSOLIDATED FINANCIAL DATA

The financial results, per common share and financial position data set forth below for each of the five years ended December 31, 2001 have been derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP, independent accountants. See “Independent Auditors.” The financial results, per common share and financial position data set forth below for the six months ended June 30, 2002 and 2001 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Historical results of operations are not necessarily indicative of future results, and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

	Years ended December 31,								Six months ended June 30,
	2001	2000		1999		1998	1997		2002	2001
	(in thousands, except per share)								(unaudited)
Financial Results
Revenues	$499,227	$580,052		$536,183		$468,452	$357,581		$269,422	$224,358
Depreciation and amortization	30,840	31,912		32,773		29,919	30,056		17,925	14,496
Interest, net	12,563	8,444		9,063		7,973	5,995		7,809	5,178
Income (loss) from continuing operations	(24,905)	32,566		14,421		(23,460)	4,432		(5,494)	(7,818)
Income from discontinued operations(1)	—	—		—		23,059	5,588		—	—
Cumulative effect of accounting change	—	—		—		743	—		—	—

Net income (loss)	$(24,905)	$32,566		$14,421		$342	$10,020		$(5,494)	$(7,818)

EBITDA(2)	$459	$96,040		$65,092		$(2,467)	$44,821		$17,410	$6,944
Adjusted EBITDA(3)	16,026	96,040		65,092		(2,467)	44,821		1,843	6,944
Cash provided by (used for) operations	24,258	60,525		41,181		(6,144)	24,968		8,694	12,334

Per Common Share
Diluted earnings per share:
Income (loss) from continuing operations	$(1.68)	$2.24		$1.05		$(1.74)	$.33		$(.35)	$(.56)
Income from discontinued operations(1)	—	—		—		1.71	.42		—	—
Cumulative effect of accounting change	—	—		—		.06	—		—	—

Net income (loss)	$(1.68)	$2.24		$1.05		$.03	$.75		$(.35)	$(.56)

Cash dividends	$.60	$.52		$.52		$.76	$.76		$.30	$.30

Financial Position
Current assets	$196,941	$182,498		$202,799		$185,414	$208,270		$178,356	$197,130
Properties, net	318,061	247,860		234,167		234,392	108,165		322,118	331,744
Other assets	19,928	27,829		36,341		29,783	59,332		26,023	17,827

Total assets	$534,930	$458,187		$473,307		$449,589	$375,767		$526,497	$546,701

Current liabilities	$102,841	$74,158		$98,317		$73,587	$81,636		$102,553	$93,847
Long-term liabilities	39,947	44,667		41,851		40,182	25,964		45,487	48,773
Long-term debt, net of current portion	220,029	143,756		147,038		138,004	88,705		206,525	201,455
Minority interest	—	—		—		39,759	—		—	—
Stockholders’ equity	172,113	195,606		186,101		158,057	179,462		171,932	202,626

Total liabilities and stockholders’ equity	$534,930	$458,187		$473,307		$449,589	$375,767		$526,497	$546,701

Financial Ratios
Return on equity	(14)%	17%		8%		—%	6%		(6)%	(8)%
Long-term debt to total capitalization	56%	42%		44%		41%	37	%(4)	55%	50%
Net debt to total capitalization	56%	41%		41%		39%	30	%(4)	55%	52%
Ratio of earnings to fixed charges(5)	—	5.1	x	2.7	x	—	2.0	x	—	—

Sales Volumes
Lumber (thousand board feet)	534,000	561,800		574,400		575,600	548,300		292,600	242,800
Pulp (metric tons)(6)	642,800	543,300		560,200		493,100	180,200		390,000	246,900

(1)	Income from discontinued operations represents the sale of the assets of the Company’s tissue business in 1998 and tissue business operating results in 1997.
(2)
Earnings before minority interest, discontinued operations, accounting change, interest, income taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

(3)	EBITDA before the accrual of non-cash lumber import duties of $15.6 million in the second half of 2001 and the reversal of the same amount in the first half of 2002.
(4)	Includes $18.8 million note payable assumed by the purchaser of the discontinued tissue business in 1998.
(5)
This ratio is computed by dividing earnings by fixed charges. For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations before minority interest, cumulative effect of accounting change, fixed charges and adjustments related to capitalized interest. Fixed charges consist of interest expense, amortization of debt expense and the estimated interest factor in rent expense, which, in our opinion, approximates one-third of rent expense. Fixed charges exceeded earnings by $42.7 million and $40.5 million in the years ended December 31, 2001 and 1998, respectively. Fixed charges exceeded earnings by $8.2 million and $12.7 million in the six months ended June 30, 2002 and 2001, respectively. On a pro forma basis assuming the original notes had been issued and the net proceeds therefrom applied to reduce existing indebtedness on January 1, 2001, and giving effect to the resulting increase in interest expenses, fixed charges would have exceeded earnings by $45.3 million in the year ended December 31, 2001 and by $10.1 million in the six months ended June 30, 2002.

(6)	Includes sales volumes since Mackenzie acquisition on June 15, 2001 and Harmac acquisition on February 2, 1998.

RISK FACTORS

Holders of the original notes should carefully consider the following risk factors, as well as all other information set forth in this prospectus, before tendering their original notes in the exchange offer. The risk factors set forth below (other than “Risks Relating to the Exchange Offer”) are generally applicable to the original notes as well as the exchange notes.

Risks Relating to the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

We understand that the BMO presently intends to make a market in the exchange notes. However, BMO may stop market-making activities at any time. Any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 (“Exchange Act”) and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, an active trading market may not develop for the exchange notes.

In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “The Exchange Offer.”

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal or computer generated message from DTC and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we intend not to accept your original notes for exchange.

If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your original notes.

We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your original notes, you will lose your right to have such original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may not be able to sell your original notes.

Risks Relating to Our Business

Our operating results and product prices are cyclical.

Our financial performance depends primarily on the prices we receive for our products. Prices for our products, both pulp and lumber, are highly cyclical, have fluctuated significantly in the past and may fluctuate significantly in the future. Increases or decreases in production capacity, increases or decreases in operating rates and changes in customer consumption patterns will cause changes in the prices of our products. The economic climate of each region where our products are sold has a significant impact on the demand, and therefore the prices, for pulp and lumber. Changes in regional economies can cause fluctuations in prices and sales volumes and, as a result, directly affect our profitability and cash flows. The continued uncertainties in the economic conditions of the United States and other international markets could adversely affect our results of operations and cash flows. Any future fluctuation in prices could have a material adverse effect on our business, financial condition and results of operations. The amount of downtime that our mills take may fluctuate based on changes in current pricing and demand for our products.

Our markets are highly competitive.

Our products are sold primarily in the United States, Europe, Canada and Asia. The markets for our products are highly competitive, with a number of global companies competing in each of our markets and with no company holding a dominant position. For both lumber and pulp, a large number of companies produce products that are reasonably standardized; therefore, the traditional basis for competition in our markets has been price. Because of greater resources, many of our competitors may be able to adapt more quickly to industrial changes or devote greater resources to the sale of the products than we can. We cannot assure you that we will be able to compete successfully against such competitors.

We face significant fees on lumber imports into the United States.

In May 2002, the U.S. International Trade Commission (“ITC”) imposed a tariff on certain types of softwood lumber imported into the United States from Canada after determining that imports of certain types of softwood lumber from Canada threatened U.S. softwood lumber mill operators. Based on findings of the U.S. Department of Commerce (“DOC”) regarding subsidies and dumping margins, the ITC’s decision subjects our imports of certain types of softwood lumber from Canada on or after May 22, 2002 to a total tariff of 27.22%, which will have a material adverse effect on our results of operations from our wood products business. Panels of the World Trade Organization and under the North American Free Trade Agreement (“NAFTA”) are reviewing the ITC’s determination. However, we cannot predict the outcome or effect of such reviews, or if a settlement between the Canadian and U.S. governments may be reached.

The availability and pricing of the raw materials we use are subject to large fluctuations.

Logs, wood chips and sawdust, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price-sensitive markets. These raw materials are subject to price and demand cyclicality. Supply and price of these raw materials depend on a variety of factors, many of which are beyond our control. These factors include changing environmental and conservation regulations and natural disasters, such as forest fires, wind storms or other extreme weather conditions. A decrease in the supply of logs, wood chips and sawdust may cause higher raw material costs and, as a result, have a material adverse effect on our business, financial condition and results of operations.

The Kootenay Boundary Land Use Plan may affect our timber supply.

The Provincial Government of British Columbia’s Commission of Resources and Environment issued the Kootenay Boundary Land Use Plan in 1997 which, at that time, set aside several new wilderness areas that may not be used to harvest timber. We cannot predict if and when the Commission of Resources and Environment will issue additional restrictions and/or wilderness “set-asides.” Additional restrictions and/or “set-asides” may adversely affect our supply of timber. Any decrease in the supply of timber could have an adverse effect on our business.

British Columbia’s First Nations Peoples’ Claims to British Columbia land may affect our timber supply.

Our Canadian forest operations are primarily carried out on public forest lands under forest licenses. Many of these lands are subject to the constitutionally protected treaty or common-law rights of the First Nations peoples of Canada. Most of the lands in British Columbia are not covered by treaties, although many First Nations are engaged in treaty discussions with the governments of British Columbia and Canada. While we do not believe that any treaty is imminent, final or interim resolution of First Nations claims may result at some time in the future in a negotiated decrease in the lands or timber available for forest operations under license in British Columbia, including our licenses. The negotiation and resolution of First Nations claims could also result in additional restrictions on the sale or harvest of timber on British Columbia timberlands, which would increase operating costs and could affect timber supply and prices. Although we believe that such claims will not have a significant effect on our total harvest of timber or production of forest products in 2002, we cannot make any predictions regarding the impact of any such claims in the future. A resolution of First Nations claims could reduce our timber supply and therefore have a material adverse effect on our business and results of operations.

We are subject to extensive environmental regulation.

Our pulp and lumber operations are subject to a variety of national and local laws and regulations, many of which deal with the environment. These laws and regulations impose stringent standards on our operations regarding, among other things, air emissions, water discharges, use and handling of hazardous materials, use, handling and disposal of waste and remediation of environmental contamination. Changes in these laws or regulations have in the past, and could in the future, require us to make substantial expenditures in order to comply, which could have a material adverse effect on our business.

The British Columbia government has recently amended its regulations that had required all pulp mills in British Columbia to eliminate the discharge of chlorinated organic compounds by December 31, 2002. Under the new regulations the discharge of chlorinated organic compounds will be permitted, but at a lower level. Our mills in British Columbia already operate well within the new limits and we do not anticipate that the new regulations will have any material effect on our business or operations. However, there remains the possibility that parties opposed to the new regulations will challenge them in court which, if successful, could result in reinstatement of the requirement to eliminate the discharge of chlorinated organic compounds. Such a result, which we consider to be highly unlikely, would cause substantially all of the chemical pulp mills in British Columbia, including ours, to shut down, and would have a material adverse effect on our business.

We may be subject to environmental liabilities.

We are currently participating in the investigation and remediation of environmental contamination at three sites on which we previously conducted business. We also were recently requested by British Columbia environmental authorities to prepare a remediation plan for environmental contamination at the Mackenzie pulp mill. In addition, we may be required to investigate and remediate environmental conditions at other sites if contamination, presently unknown to us, is discovered. The ultimate cost to us for site remediation and monitoring of these sites cannot be predicted with certainty due to the difficulties in measuring the magnitude of the contamination, the varying costs of alternative clean-up methods, the clean-up time frame possibilities, the evolving nature of remediation technologies and governmental regulations and determining the extent to which contributions will be available from other parties, including insurance carriers. Expenditures that we may be required to make in connection with these sites could have a material adverse effect on our business.

We are exposed to risk from significant exchange rate fluctuations.

Although our sales are made primarily in U.S. dollars, a substantial portion of our operating costs and expenses are incurred in Canadian dollars. Significant variations in relative currency values, particularly a significant increase in the value of the Canadian dollar relative to the U.S. dollar, could adversely affect our results of operations and cash flows. A substantial portion of our pulp customer base is in Europe, Asia and other non-U.S. markets. As such, the value of the U.S. dollar as compared to foreign currencies directly affects our customers’ ability to pay and our relative competitive cost position with other regions’ pulps. Any significant exchange rate fluctuation could have a material adverse effect on our business, financial condition and results of operation.

We may not realize the utilization of our net operating loss tax asset.

We believe that we will have sufficient future U.S. taxable income to use our net operating loss deferred tax asset. In making this assessment, management has considered the cyclical nature of our businesses, the relatively long expiration period of net operating losses and the ability to utilize certain tax planning strategies if a net operating loss carryforward were to otherwise expire. The realization of the asset is not assured and could be reduced in the future if estimates of future taxable income during the carry forward period are reduced.

Risks Relating to the Exchange Notes

Our indebtedness could prevent us from fulfilling our obligations under the notes and otherwise restrict our activities.

Our long-term debt as a percentage of total capitalization at June 30, 2002 was 55%. While our leverage level is not unusual for the forest products and pulp industries, our leverage, or higher leverage if we were to incur additional indebtedness, could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the exchange notes;

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•
require us to dedicate a substantial portion of our cash flow from operations to debt payments, thereby reducing our ability to use cash flow to fund working capital, capital expenditures, development projects, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	increase our vulnerability to a downturn in our business and general adverse economic and industry conditions.

In addition, our credit facility agreements and the indenture for our existing 8 3/8% debentures contain other covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts.

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against them in any legal action.

On March 14, 2002, Arthur Andersen LLP, our former independent public auditor, was indicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp. On June 15, 2002, Arthur Andersen was found guilty of these charges. Although we dismissed Arthur Andersen as our independent public auditors during May 2002 and engaged KPMG LLP to audit our financial statements for the fiscal year 2002, our consolidated financial statements for the fiscal years ended December 31, 1999, 2000 and 2001 were audited by Arthur Andersen and are incorporated by reference in this prospectus. In light of the jury verdict and the underlying events, Arthur Andersen has informed the SEC that it will cease practicing before the SEC by August 31, 2002, unless the SEC determines another date is appropriate. A substantial number of Arthur Andersen’s personnel have already left the firm, and substantially all remaining personnel are expected to do so in the near future. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them.

The exchange notes are unsecured. Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors.

Holders of our secured indebtedness will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that secured indebtedness. As of June 30, 2002, we had $159.2 million in senior secured indebtedness, although approximately $50.8 of this indebtedness was repaid on July 30, 2002 with the proceeds of the sale of the original notes. The exchange notes will be effectively subordinated to our secured indebtedness. In the event of foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding or upon acceleration of the exchange notes due to an event of default under the indenture and in specific other events, our assets that serve as collateral for senior secured debt will be available to pay obligations on the notes only after all secured senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of secured senior indebtedness. In any of the foregoing events, we cannot assure you that there will be sufficient assets remaining to pay amounts due on any or all of the exchange notes then outstanding. The exchange notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other indebtedness and other liabilities by us or our subsidiaries. If we or our subsidiaries incur additional indebtedness and other liabilities, it could adversely affect our ability to pay our obligations on the exchange notes. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness, including senior secured indebtedness.

The exchange notes are not protected by restrictive covenants.

The indenture governing the exchange notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the exchange notes in the event of a change in control involving Pope & Talbot, except to the extent described under “Description of the Exchange Notes.”

If an active trading market does not develop for the exchange notes, you may not be able to resell them.

We cannot assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, the prevailing interest rates, our operating results and the market for similar securities. We have been informed by BMO that it currently intends to make a market in the exchange notes after the exchange offer is completed. However, BMO may cease its market-making at any time. We do not intend to apply for listing the exchange notes on any securities exchange.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference both historical and “forward-looking” statements under federal securities laws. We have based these forward-looking statements on our current expectations and projections about future results. These forward-looking statements include the discussions of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the words “anticipate,” “believe,” “estimate,” “seek,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Although we believe that these forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

These factors include, among others, the risks that are described in “Risk Factors,” including

•	uncertainty regarding our future operating results;

•	the effect of recently imposed lumber import duties on our lumber shipments from Canada into the United States;

•	the effect of environmental regulations on our ability to continue operating certain facilities;

•	the resolution of environmental investigations at former operating sites;

•	the possibility of forest fires, earthquakes and other natural disasters;

•	deterioration in economic conditions generally;

•	the possibility of lower prices, reduced gross margins and loss of market share due to increased competition; and

•	decreased availability of raw materials as a result of restrictions imposed by governmental authorities.

These risks and uncertainties, as well as others, are discussed in greater detail in this prospectus under the heading “Risk Factors” beginning on page 10, which you should read carefully. We make no commitment to revise or update any forward-looking statements in this prospectus to reflect events or circumstances after the date of this prospectus.

THE EXCHANGE OFFER

General

We are offering to exchange up to $60,000,000 in aggregate principal amount of exchange notes for the same aggregate principal amount of original notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the original notes. Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept this offer.

On the date of this prospectus, $60,000,000 in aggregate principal amount of original notes are outstanding. Our obligations to accept original notes for exchange pursuant to the exchange offer are limited by the conditions listed below under “—Conditions to the Exchange Offer.”

We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

We issued and sold $60,000,000 in aggregate principal amount of the original notes on July 30, 2002 in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser of original notes, BMO, subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A.

Because the transaction was exempt from registration under the Securities Act, you may reoffer, resell or otherwise transfer your original notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance and sale of the original notes, we entered into the registration rights agreement, which requires us to complete this exchange offer within 45 days after the date on which the registration statement, of which this prospectus is a part, is declared effective, to avoid incurring liquidated damages on the original notes.

In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the original notes.

We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, unless certain events occur as provided under the registration rights agreement, we are not required to file any registration statement to register any original notes. Holders of original notes that do not tender their original notes or whose original notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their original notes. For a more detailed description of the registration rights agreement, see “Description of the Exchange Notes—Registration Rights; Liquidated Damages.” We have filed a copy of the registration rights agreement as an exhibit to our Form 10-Q for the quarter ended June 30, 2002.

Resale of Exchange Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes if:

•	the holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the exchange notes.

Any holder who exchanges original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act.

Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes or that does not acquire exchange notes in the ordinary course of its business may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you participate in the exchange offer, you must advise us, among other things, that you are not participating in, and do not intend to participate in, a distribution of exchange notes and whether you are a broker-dealer. If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes, and you acquired your original notes as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. Please refer to the section in this prospectus entitled “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the original notes and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. The original notes may be tendered only in integral multiples of $1,000. The exchange notes will be delivered on the earliest practicable date following the exchange date.

The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the original notes.

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, $60,000,000 aggregate principal amount of the original notes are outstanding. This prospectus and the letter of transmittal (and related documents) are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the indenture, the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the original notes and the exchange notes and, under limited circumstances, the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of original notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to the holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the original notes. The exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read “— Solicitation of Tenders; Fees and Expenses” and “—Transfer Taxes” below for more details regarding fees and expenses incurred in the exchange offer.

We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on October 2, 2002, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any original notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all original notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

We also reserve the right to:

•
end or amend the exchange offer and not to accept for exchange any original notes not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner whether before or after any tender of the original notes.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Original Notes

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the original notes are held in book-entry accounts maintained at DTC, a holder need not submit a letter of transmittal if the holder tenders original notes in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”). To tender original notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of original notes may tender original notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC, and either:

•
complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•
in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder an agent’s message, which agent’s message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering original notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

In addition, either:

•
with respect to the original notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of original notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of original notes may tender the original notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the original notes held by the holder, the tendering holder should fill in the applicable box of the letter of transmittal. The amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If original notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the applicable letter of transmittal is signed by the record holder(s) of the original notes tendered, the signature must correspond with the name(s) written on the face of the original note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC the signature must correspond with the name as it appears on the security position listing as the holder of the original notes.

Except as described below, a signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of original notes will not be deemed made until those defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation that original notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal from the exchange agent at its offices listed under “—Exchange Agent.” By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of original notes will represent to us, among other things:

•	that any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	that the holder has no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	that, unless otherwise specified in the letter of transmittal or in the agent’s message, the holder is not a broker-dealer;

•	that, if the holder is not a broker-dealer, it is not engaged in and does not intend to engage in a distribution of the exchange notes;

•
that, if the holder is a broker-dealer who acquired original notes for its own account from a person other than us or an affiliate of ours and as a result of market-making or other trading activities, it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, and that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see “Plan of Distribution”); and

•
that the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, that it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

DTC Book-Entry Transfer

The exchange agent has established an account with respect to the original notes at DTC for purposes of the exchange offer. With respect to the original notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC ATOP procedures to tender original notes. With respect to the original notes, any participant in DTC may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal.

Guaranteed Delivery Procedures

Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal, or any other required documents to the exchange agent, or cannot comply with the applicable procedures described above before expiration of the exchange offer, may tender if:

•	the tender is made through an eligible guarantor institution;

•
before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of original notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•
guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the original notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal Rights

You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

Any notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes;

•	specify the principal amount of original notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the original notes exchanged;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the original notes are to be registered, if different from that of the person that tendered the original notes.

The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes or otherwise comply with DTC’s procedures.

Any original notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the original notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all original notes properly tendered and will issue the exchange notes promptly after the acceptance. Please refer to the section in this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when we give notice of acceptance to the exchange agent.

For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount at maturity equal to that of the surrendered original note.

In all cases, we will issue exchange notes for original notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the original notes or a book-entry confirmation of the original notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or an agent’s message, and all other required documents.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, by notice to the exchange agent or by a timely press release, at any time before accepting any of the original notes for exchange, if, in our reasonable judgment the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “—Procedures for Tendering Original Notes” and “Plan of Distribution”; and

•
such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available an appropriate form for registration of the exchanges notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of such extension to their holders. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

In addition, we expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order will be threatened or in effect with respect to the registration statement, of which this prospectus is a part, or the qualification of the indenture under the Trust Indenture Act of 1939.

The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange.

Exchange Agent

We have appointed J.P. Morgan Trust Company, National Association, as the exchange agent for the exchange offer. J.P. Morgan Trust Company, National Association, is the trustee under the indenture governing the notes. To participate in the exchange offer, you should deliver all executed letters of transmittal and any other required documents to the exchange agent at the address listed below.

By Mail, Overnight Carrier or Hand

J.P. Morgan Trust Company,
National Association
c/o JPMorgan Chase Bank
Institutional Trust Services
Attn: Mr. Frank Ivins (Confidential)
2001 Bryan Street, 9th Floor
Dallas, Texas 75202

By Facsimile Transmission

(For Eligible Institutions Only)
(214) 468-6494
Attn: Mr. Frank Ivins (Confidential)

To confirm by Telephone
(214) 468-6464

Delivery to an address other than as listed above, or transmissions of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

You should direct questions about the exchange offer and requests for assistance, additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery, to us at the address and telephone number listed under “Prospectus Summary—The Company.”

Solicitation of Tenders; Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer, including the following:

•	fees and expenses of the exchange agent and trustee;

•	SEC registration fees;

•	accounting and legal fees, including fees of one counsel for the holders of the original notes; and

•	printing and mailing expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•
certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the exchange notes at the same carrying value of the original notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of exchange notes for original notes. We will amortize the expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequences of Failure to Exchange

If you do not exchange your original notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the original notes. In general, the original notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the original notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled “Description of the Exchange Notes—Registration Rights; Liquidated Damages.”

Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your original notes. Please refer to the section in this prospectus entitled “Certain U.S. Federal Tax Considerations.”

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your original notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, original notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors—If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your original notes.”

We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

DESCRIPTION OF THE EXCHANGE NOTES

We will issue the exchange notes under an indenture between us and J.P. Morgan Trust Company, National Association, as trustee. The terms of the exchange notes include those provided in the indenture and those provided in the registration rights agreement.

The exchange notes will have terms substantially identical to those of our existing 8 3/8% Debentures due 2013 and to those of the original notes.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, will define your rights as holders of the exchange notes. Certain defined terms used in this description but not defined below have the meanings assigned to them in the indenture.

The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture. In this section (“Description of the Exchange Notes”), the words “we,” “us,” “our” or “Pope & Talbot” mean Pope & Talbot, Inc., but do not include any current or future subsidiary of Pope & Talbot.

General

We will issue the exchange notes in an aggregate principal amount of up to $60,000,000 million in the exchange offer. We may issue additional notes under the indenture from time to time after the exchange offer. The exchange notes, the original notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The exchange notes will be nonconvertible, unsecured, unsubordinated obligations of ours and will mature June 1, 2013. The exchange notes will bear interest from June 1, 2002 at the rate of 8 3/8% per year. Interest will be payable semiannually on June 1 and December 1 of each year, commencing on December 1, 2002, to the holders of record at the close of business on the preceding May 15 or November 15, as the case may be. Principal and interest will be payable, the exchange notes will be exchangeable, and transfers thereof will be registrable at our agent’s office in New York, New York, except that payment of interest may be made at our option by check mailed to the address of the holder of record.

The exchange notes will be issued only in denominations of $1,000 or an integral multiple of $1,000. The exchange notes are exchangeable, and transfers of the exchange notes may be made without a service fee or charge, but we may require payment of any tax or other governmental charge payable in connection with the transfer of the exchange notes.

The exchange notes will be traded in the over-the-counter market. BMO has advised us that it intends to maintain a market in the exchange notes, but it is not obligated to do so and may discontinue market-making activities at any time, without notice. No assurance can be given as to whether a trading market in the exchange notes will develop or as to the liquidity of any market for the exchange notes.

Redemption

The exchange notes may not be redeemed by us before they reach maturity.

Sinking Fund

There is no sinking fund applicable to the exchange notes.

Certain Covenants

Limitation on Liens.    The terms of the indenture provide that we will not be permitted to, and will not permit any Restricted Subsidiary (as defined) to, incur, issue, assume or guarantee any indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (collectively referred to as “Debt”) secured by pledge of, or mortgage, deed of trust or other lien on, any Principal Property (as defined) owned by us or any Restricted Subsidiary, or any shares of stock or Debt of any Restricted Subsidiary, without effectively providing that the notes (together with, if we shall so determine, any other Debt of ours or such Restricted Subsidiary then existing or after the issuance of the notes, which is not subordinate to the notes) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured. However, these restrictions do not apply to, and excluded from secured Debt in any computation under this restriction is, Debt secured by:

(1)  Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(2)  Mortgages to secure indebtedness of any Restricted Subsidiary to us or to another Restricted Subsidiary;

(3)  Mortgages for taxes, assessments or governmental charges or levies in each case (i) not then due and delinquent or (ii) the validity of which is being contested in good faith by appropriate proceedings, and materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Mortgages, or deposits to obtain the release of such Mortgages;

(4)  Mortgages in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute (including Debt of the pollution-control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of or improvements to the property subject to such Mortgages, including, without limitation, under the Oregon Small Scale Energy Loan Program;

(5)  Mortgages on property (including any lease that should be capitalized on the lessee’s balance sheet in accordance with generally accepted accounting principles), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation or through purchase or transfer of the properties of a corporation as an entirety or substantially as an entirety) or to secure the payment of all or any part of the purchase price or construction cost or improvement cost thereof or to secure any Debt incurred at the time of, or within 120 days after, the acquisition of such property or shares or Debt or the completion of any such construction or improvements thereon (including any improvements on an existing property) or the commencement of commercial operation of such property, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;

(6)  Mortgages existing as of June 2, 1993; and

(7)  any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to above, inclusive; provided that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and (ii) the Debt secured by such Mortgage at such time is not increased.

Limitation on Sales and Leasebacks.    Under the terms of the indenture, we will not be permitted to, and will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including us or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by us or any Restricted Subsidiary for a period in excess of three years (including renewals) of any Principal Property (as defined) owned by us or such Restricted Subsidiary, which has been or is to be sold or transferred by us or any such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property, unless either:

(1)  we or such Restricted Subsidiary could create Debt secured by a Mortgage on the Principal Property to be leased back without equally and ratably securing the notes, or

(2)  we, within 120 days after the sale or transfer, apply an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement (as determined by the Board of Directors) to (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such sale) having a value at least equal to the net proceeds of such sale or (y) the retirement of our Funded Debt.

Exemption from Limitation on Liens and Sales and Leasebacks.    Among other exemptions, we and one or more Restricted Subsidiaries are permitted to create or assume liens or enter into sale and leaseback transactions that would not otherwise be permitted under the limitations described under “—Limitation on Liens” and “—Limitation on Sales and Leasebacks” above, provided that the sum of the aggregate amount of all indebtedness secured by such liens (not including indebtedness secured by liens otherwise permitted under the indenture) and the value of all such sale and leaseback transactions (not including those that are for less than three years), or in respect of which indebtedness is retired or property is purchased or promissory notes are delivered, will not exceed 10% of the Net Tangible Assets (as defined) of the Company and its Restricted Subsidiaries.

Highly Leveraged Transactions.    Except as described in “—Limitation on Liens” and “—Limitation on Sales and Leasebacks” above, the indenture will not include any debt covenants or provisions that afford debt holders protection in the event of a highly leveraged transaction.

Events of Default, Notice and Waiver

The following are events of default under the indenture:

(1)  default in the payment of any interest or liquidated damages, continued for 30 days;

(2)  default in the payment of principal (or premium, if any) when due;

(3)  default under any outstanding evidence of indebtedness for money borrowed in excess of $5 million by us or under any mortgage, indenture or instrument under which any such indebtedness is issued or secured, which default consists of a failure to pay such indebtedness at final maturity and after the expiration of any applicable grace period or results in an acceleration of the maturity of such indebtedness, if such acceleration is not annulled or rescinded (or if such indebtedness is not discharged) within 10 days after written notice to our agent as provided in the indenture;

(4)  failure to perform any other covenant of ours contained in the indenture, continued for 60 days after written notice as provided in the indenture; and

(5)  certain events of bankruptcy, insolvency or reorganization relating to us.

If an event of default occurs and continues, the trustee or the holders of 25% in principal amount of the outstanding notes may declare the notes due and payable.

The indenture will provide that the trustee shall, within 90 days after the occurrence of any default, give to the holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the notes.

The indenture provides that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive reasonable security or indemnity from such holders against the costs, expenses and liabilities that might be incurred by the trustee in complying with any such direction. The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent, including notice and indemnity to the trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder’s notes at the stated maturity of the principal or interest or both, as the case may be, and to institute suit for the enforcement of any such payment.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any notes or in respect of certain provisions of the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

We will be required to annually furnish to the trustee a statement of certain of our officers, stating whether or not to the best of their knowledge we are in default in the performance and observance of certain terms of the indenture and, if they have knowledge that we are in default, specifying the type of default.

Modification of the Indenture

With the consent of the holders of 66 2/3% in principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture, provided that no such supplemental indenture may, without the consent of the holder of each outstanding note affected thereby,

(1)  change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2)  reduce the principal amount of, or the interest on, any note;

(3)  change the place of or currency for payment of the principal of, or premium or interest on, any note;

(4)  impair the right to institute suit for the enforcement of any such payment when due;

(5)  reduce the percentage of the principal amount of outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture; or

(6)  modify any provisions of the indenture relating to the modification and amendment of the indenture or waivers of past defaults, except as otherwise specified.

Satisfaction and Discharge

The indenture provides that it shall cease to be of further effect (except as to certain rights of registration of transfer or exchange of notes) when

(1)  either (a) all notes previously authenticated and delivered (other than (i) notes that have been destroyed, lost or stolen and have been replaced or paid and (ii) notes for whose payment money has previously been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation, or (b) all such notes not previously delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity (as defined) within one year, and we, in the case of (i) or (ii) above, have deposited with the trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such notes not previously delivered to the trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of notes that have become due and payable) or to the Stated Maturity, as the case may be;

(2)  we have paid or caused to be paid all other sums payable under the indenture by us; and

(3)  we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Concerning the Trustee

The occurrence of a default under the indenture could create a conflicting interest for the trustee under the Trust Indenture Act of 1939. If the default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the notes. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the notes.

Consolidation, Merger, Sale or Conveyance

We may merge or consolidate with, or sell or convey all or substantially all of our assets to, any other corporation, provided that

(1)  either we shall be the continuing corporation, or the successor corporation (if other than us) shall be a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia, and such corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the notes and the due and punctual performance and observance of all covenants in the indenture to be performed by us, and

(2)  immediately after giving effect to such transaction and treating any indebtedness that, as a result of such transaction, becomes an obligation of ours or a Subsidiary thereof as having been incurred by us or such Subsidiary at the time of such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

The indenture also provides that if, upon any such consolidation, merger, sale, conveyance or lease, any Principal Property of ours or of any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary owned immediately prior thereto would thereupon become subject to any mortgage, security interest, pledge, lien or encumbrance (other than certain permitted liens without securing the notes, before such consolidation, merger, sale, conveyance or lease, we will, through supplemental indenture, secure the due and punctual payment of the principal of and interest on the notes (together with, if we shall so determine, any other Debt of ours or a Restricted Subsidiary then existing or thereafter created that is not subordinated to the notes) by a lien on such Principal Property, shares of stock or indebtedness, equally and ratably with (or prior to) all liens other than any then existing thereon and certain other permitted liens.

Certain Definitions

Certain terms are defined in the indenture and are used in this section as follows:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Company” means Pope & Talbot, Inc., a Delaware corporation, or any successor thereto permitted under the indenture.

“Defaulted Interest” means any interest on any note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, provided that such indebtedness is senior in right of payment to, or pari passu with, the notes.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the notes.

“Investments” means all investments, whether by acquisition of stock or indebtedness, or by loan, advance, transfer of property, capital contribution or otherwise.

“Investments in Unrestricted Subsidiaries” means Investments made by the Company or by any Restricted Subsidiary in Unrestricted Subsidiaries, net of Investments made by Unrestricted Subsidiaries in the Company or any Restricted Subsidiary. If any corporation that becomes a Restricted Subsidiary after the date of the indenture shall, at the time it becomes a Restricted Subsidiary, have any Investments in an Unrestricted Subsidiary, such Investments shall be deemed to be Investments made by the Company in such Unrestricted Subsidiary at the time such corporation becomes a Restricted Subsidiary, in the amount at which such Investments are then carried on the books of such corporation. If any corporation shall become an Unrestricted Subsidiary after the date of the indenture, the Investments of the Company and its Restricted Subsidiaries in such corporation shall be deemed to be Investments made at the time such corporation becomes an Unrestricted Subsidiary, in the amount at which such Investments are then carried on the books of the Company and its Restricted Subsidiaries.

“Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities, (b) any item representing Investments in Unrestricted Subsidiaries and (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all of the foregoing as set forth on the then most recent consolidated balance sheet of the Company and its Subsidiaries and computed in accordance with generally accepted accounting principles.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means (a) any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing and located in the United States of America, other than any such facility or portion thereof that is financed by means of industrial revenue bonds or pollution-control bonds; and (b) any timberlands in the United States other than timberlands in the aggregate not exceeding 10% of the timberland acreage owned by the Company on the date as of which any determination is made; provided that Principal Property shall not include (i) any building, structure, facility or timberlands that, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety; (ii) any portion of a particular building, structure or facility that, in the opinion of the Board of Directors, is not of material importance to the use or operation of such building, structure or facility; (iii) any timberlands designated by the Board of Directors as being held primarily for development and/or sale; or (iv) minerals or mineral rights.

“Restricted Subsidiary” means any Subsidiary (a) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America and (b) that owns a Principal Property.

“Stated Maturity,” when used with respect to any note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Unrestricted Subsidiary” means a Subsidiary of the Company, other than a Restricted Subsidiary.

Book-Entry, Delivery and Form

The original notes are represented by one note in registered, global form without interest coupons (the “Global Original Note”). The Global Original Note was deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York and registered in the name of a nominee for DTC for credit to accounts of direct or indirect participants in DTC as described below.

The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Exchange Notes”). The Global Exchange Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for DTC’s operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including BMO), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that, pursuant to procedures established by DTC:

(1)  upon closing of the exchange offer and upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants designated by the original note holders in their respective letters of transmittal with portions of the principal amount of the Global Exchange Notes; and

(2)  ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Exchange Notes).

Investors in the Global Exchange Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in DTC’s system. All interests in the Global Exchange Notes are subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery, in definitive form, of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to those Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge their beneficial interests to Persons that do not participate in the DTC system, or otherwise to take actions in respect of their beneficial interests, may be affected by the lack of a physical certificate evidencing their beneficial interests.

Except as described below, owners of interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor the trustee, nor any agent of ours or the trustee has or will have any responsibility or liability for

(1)  any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interest in the Global Exchange Notes; or

(2)  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security, as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices, will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of DTC’s Participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or DTC’s nominee for all purposes.

Transfers of interests in the Global Exchange Notes between the Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised us that DTC will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the exchange notes, DTC reserves the right to exchange the Global Exchange Notes for exchange notes in certificated form and to distribute the exchange notes in certificated form to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among Participants in DTC, DTC is under no obligation to perform or to continue to perform these procedures, and may discontinue these procedures at any time. Neither we, nor the trustee, nor any of our or the trustee’s respective agents will have any responsibility for the performance by DTC, or its Participants, Indirect Participants or participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Exchange Notes

A Global Exchange Note is exchangeable for definitive exchange notes in registered certificated form (“Certificated Exchange Notes”) if:

(1)  DTC (a) notifies us that DTC is unwilling or unable to continue as depositary for the Global Exchange Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

(2)  we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Exchange Notes.

In addition, holders of beneficial interests in a Global Exchange Note may exchange those interests for Certificated Exchange Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable legend required by the indenture and the registration rights agreement, unless that legend is not required by applicable law.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Exchange Notes (including principal; premium, if any; interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Exchange Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Exchange Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in any Certificated Exchange Notes will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the original notes.

We and BMO entered into the registration rights agreement in connection with the offering of the original notes. Pursuant to the registration rights agreement, we agreed to file with the SEC the registration statement, of which this prospectus is a part, for the offer to exchange publicly registered exchange notes for the original notes.

If:

(1)  we are not permitted to consummate the exchange offer, because the exchange offer is not permitted by applicable law or SEC policy; or

(2)  any holder of Transfer Restricted 8 3/8% Senior Notes notifies us before the 20th day following consummation of the exchange offer that

(a)  it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)  that it cannot resell the publicly registered notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)  that it is a broker-dealer and owns notes acquired directly from us or one of our affiliates,

then we have agreed to file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

If we are required to file the shelf registration statement, we will use our best efforts to cause it to be declared effective by the SEC as promptly as possible.

For purposes of this section, “Transfer Restricted 8 3/8% Senior Notes” means each such note until

(1)  the date on which such original note has been exchanged by a Person other than a broker-dealer for an exchange note in the exchange offer;

(2)  following the exchange by a broker-dealer in the exchange offer of an original note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or before the date of such sale a copy of the prospectus contained in this registration statement;

(3)  the date on which such original note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4)  the date on which such original note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

(1)  we will file the registration statement, of which this prospectus is part, with the SEC on or before 45 days after the closing of the original notes offering;

(2)  we will use our reasonable best efforts to have the registration statement, of which this prospectus is part, declared effective by the SEC on or prior to 120 days after the closing of the original notes offering;

(3)  unless the exchange offer would not be permitted by applicable law or SEC policy, we will

(a)  commence the exchange offer; and

(b)  use our reasonable best efforts to issue, on or before 45 business days, or later, if required by federal securities laws, after the date on which the registration statement, of which this prospectus is part, is declared effective by the SEC, exchange notes in exchange for all original notes tendered prior thereto in the exchange offer; and

(4)  if obligated to file the shelf registration statement, we will use our reasonable best efforts to file the shelf registration statement with the SEC on or before 45 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or before 120 days after such obligation arises.

If:

(1)  we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, or

(2)  any of such registration statements is not declared effective by the SEC on or before the date specified in the registration rights agreement for such effectiveness (the “Effectiveness Target Date”), or

(3)  we fail to consummate the exchange offer within 45 business days of the Effectiveness Target Date with respect to the registration statement, or

(4)  the shelf registration statement or the registration statement, of which this prospectus is part, is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted 8 3/8% Senior Notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then we will pay liquidated damages to each holder of Transfer Restricted 8 3/8% Senior Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Transfer Restricted 8 3/8% Senior Notes held by such Holder.

The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Transfer Restricted 8 3/8% Senior Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of $0.50 per week per $1,000 principal amount of Transfer Restricted 8 3/8% Senior Notes.

All accrued liquidated damages will be paid by us to the holders of Transfer Restricted 8 3/8% Senior Notes by wire transfer of immediately available funds or by federal funds check as provided in the registration rights agreement.

Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring Transfer Restricted 8 3/8% Senior Notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences associated with the exchange of the original notes for the exchange notes pursuant to the exchange offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, administrative pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies, foreign corporations, tax-exempt entities and individuals who are not citizens or residents of the U.S. In addition, this summary does not include any description of the effect of any state, local, foreign or other tax laws that may be applicable to a holder.

Exchange of the original notes for the exchange notes pursuant to the exchange offer should not be treated as a taxable exchange for U.S. federal income tax purposes because the exchange notes do not differ materially in either kind or extent from the original notes and because the exchange will occur pursuant to and in accordance with the terms of the original notes. Rather, for U.S. federal tax purposes, the exchange notes received by a holder will be treated as a continuation of the original notes in the hands of the holder. As a result, there generally will be no U.S. federal income tax consequences to holders that exchange the original notes for the exchange notes pursuant to the exchange offer.

Interest accruing throughout the term of the exchange notes generally will be taxable to the holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal tax purposes.

The original notes were issued with more than a de minimis amount of original issue discount (“OID”). Because the exchange notes will be treated as a continuation of the original notes, OID on the original notes should carry over to the exchange notes. Therefore, holders will be required to continue to include OID in ordinary income for U.S. federal income tax purposes as it accrues. The amount of OID includible in the ordinary income of a holder for any accrual period is determined on a daily basis in accordance with the constant-yield method. OID allocable to any accrual period generally equals the product of the adjusted issue price of the notes as of the beginning of such period and the notes’ yield to maturity, less any qualified stated interest allocable to that accrual period. The “adjusted issue price” of the notes as of the beginning of any accrual period equals the issue price of the notes increased by OID, if any, previously includable in income and decreased by any payments made to holders with respect to the notes (other than payments of qualified stated interest). Because OID will accrue daily and be includable in income at least annually and no payments other than payments of qualified stated interest will be made with respect to the notes, the adjusted issue price of the notes will increase each accrual period throughout the term of the notes. Accordingly, the amount of OID includable in income will increase during each accrual period.

In addition to OID, any market discount or amortizable bond premium on the original notes should carry over to the exchange notes. Holders should consult their tax advisors regarding the application of the market discount or amortizable bond premium rules to the exchange notes received in exchange for the original notes pursuant to the exchange offer.

If liquidated damages are paid on the original notes as described above under “Description of the Exchange Notes—Registration Rights; Liquidated Damages,” such liquidated damages payments generally should be includable in the holder’s gross income at the time the payment accrues or is received by the holder in accordance with the holder’s regular method of accounting for U.S. federal tax purposes.

THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF THE NOTES BECAUSE OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF THE NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES AND OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS OR CHANGES IN THOSE LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer, if any, that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending on the earlier of (i) one year after the exchange offer has been completed and (ii) the date on which broker-dealers no longer own exchange notes that were received by them for their own accounts pursuant to the exchange offer, we will make available and provide promptly upon reasonable request this prospectus (as amended or supplemented), in a form meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale.

We will receive no proceeds in connection with the exchange offer. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement for further information. This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements and other documents, but reference is made to the actual agreements and documents (copies of which will be made available upon request to us) for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. We have filed with the SEC a registration statement under the Securities Act for the exchange notes offered by this prospectus. For further information, you should refer to the registration statement and its exhibits. You can inspect and copy our reports, proxy statements, the registration statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet Website at http://www.sec.gov where you can obtain some of our SEC filings. In addition, you can inspect our reports, proxy materials and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York or the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act:

•	Our annual report on Form 10-K for the year ended December 31, 2001;

•	Our quarterly report on Form 10-Q for the period ended March 31, 2002;

•	Our quarterly report on Form 10-Q for the period ended June 30, 2002;

•	Our definitive proxy statement for the annual meeting of stockholders on May 2, 2002;

•	Our current report on Form 8-K/A filed on August 17, 2001;

•	Our current report on Form 8-K filed on May 24, 2002;

•	Our current report on Form 8-K filed on July 15, 2002; and

•	Our current report on Form 8-K filed on July 24, 2002.

In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the consummation of the exchange offer. We refer to these documents, and the documents listed above, in this prospectus as “incorporated documents.” You should consider all incorporated documents a part of this prospectus.

You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address: Pope & Talbot, Inc., Attn: Maria M. Pope, 1500 SW First Avenue, Portland, Oregon 97201, tel. (503) 228-9161.

INDEPENDENT AUDITORS

The financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001 were audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated herein by reference. On May 23, 2002, on recommendation of our Audit Committee, our Board of Directors dismissed Arthur Andersen as our independent public accountants and engaged KPMG LLP to audit our financial statements for the fiscal year 2002. KPMG has not audited any of our financial statements as of any date or for any period. Therefore, KPMG is unable to and does not express any opinion on any financial statements or financial information of Pope & Talbot included or incorporated by reference in this prospectus. The reports of Arthur Andersen on our financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the two most recent fiscal years and through May 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter thereof in its report on financial statements for such periods. During the two most recent fiscal years and through June 30, 2002, there have been no reportable events (as defined in Item 304(a)(1) of Regulation S-K under the Securities Act).

On March 14, 2002, Arthur Andersen LLP, our former independent public accountants, was indicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp. On June 15, 2002, Arthur Andersen was found guilty of these charges. Although we dismissed Arthur Andersen as our independent public accountants during May 2002 and engaged KPMG LLP, our consolidated financial statements for the fiscal years ended December 31, 1999, 2000 and 2001 were audited by Arthur Andersen and are incorporated by reference in this prospectus. In light of the jury verdict and the underlying events, Arthur Andersen has informed the SEC that it will cease practicing before the SEC by August 31, 2002, unless the SEC determines another date is appropriate. A substantial number of Arthur Andersen’s personnel have already left the firm, and substantially all remaining personnel are expected to do so in the near future. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to its being named in this prospectus and to incorporation by reference in this prospectus of their report on our financial statements as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, as required by the Securities Act. Therefore, in reliance on Rule 437a promulgated under the Securities Act, we have dispensed with the requirement to file with the registration statement, of which this prospectus is a part, a written consent from Arthur Andersen LLP. As a result, your ability to assert claims against Arthur Andersen LLP may be limited. Because we have not been able to obtain the written consent of Arthur Andersen LLP, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in such report or financial statements or any omissions to state a material fact required to be stated therein.